Exhibit 99.1

CONTACT:  James McCabe (914) 461-1300

RELEASE DATE:  December 4, 2008

FOR IMMEDIATE RELEASE

WHX CORPORATION APPROVED TO LIST
ON THE NASDAQ CAPITAL MARKET

Trading Starts December 5, 2008 Under Symbol WXCO

White Plains, New York – December 4, 2008 – WHX Corporation (Pink Sheets: WXCO.PK) (the “Company” or “WHX”), a diversified industrial products manufacturing company, today announced The Nasdaq Stock Market LLC has approved its application for listing of the Company’s common stock under the symbol “WXCO” on its Capital Market. The Company expects trading on The NASDAQ Capital Market will commence at the market’s open on December 5, 2008.  The Company’s shares were previously quoted on the over-the-counter “Pink Sheets” under the same symbol.

“Listing on The NASDAQ Capital Market is an important milestone for our Company and our stockholders and we are proud to have satisfied the requisite standards of corporate governance and financial strength,” stated Glen Kassan, the Company’s Chief Executive Officer. “We believe the NASDAQ listing should provide WHX with enhanced trading liquidity.”

About the Company

WHX is a diversified industrial products manufacturing company focused on niche industrial products with strong regional and global customer demand. WHX delivers value to its customers and stakeholders through the WHX Business System. WHX’s companies manufacture and sell precious metal brazing products; engineered materials for the roofing, construction, natural gas, electric, and water industries; specialty tubing products and precision electroplated materials and stamped parts. WHX also manufactures and distributes high performance materials for the printed circuit board industry and silicone rubber-based insulation materials for industrial, military/aerospace and commercial markets; adhesive coated vinyl films and custom-engineered laminates, foils, foams and papers for industrial, consumer and commercial markets; and meat room cutting products and services to retail food stores and meat, poultry and fish processing plants.

Forward-looking statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, general economic conditions, the ability of the Company to market and sell its products, and the effects of competition and pricing. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there cannot be assurance that any forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in any forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.